Exhibit 99.j(ii)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 27, 2000, relating to the financial statements and financial highlights of Small Cap Growth Fund which appears in the October 31, 2000 Annual Report to Shareholders of North American Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Additional Information - Independent Accountants and Legal Counsel" in such Registration Statement.

PricewaterhouseCoopers LLP
Boston, Massachusetts
October 29, 2001